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                                                                    EXHIBIT 99.1

                 SEQUENOM COMPLETES MERGER WITH GEMINI GENOMICS
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SAN DIEGO, September 20, 2001 - SEQUENOM, Inc. (Nasdaq: SQNM) today announced that it has completed its merger with Gemini Genomics plc (Nasdaq: GMNI) in a stock-for-stock exchange. The combined company retains the name SEQUENOM and trades under the existing Nasdaq ticker symbol SQNM.

Under terms of the agreement, holders of Gemini Genomics ordinary shares received 0.2 of a share of newly issued SEQUENOM common stock in exchange for each ordinary share of Gemini Genomics. Holders of Gemini Genomics American Depository Shares (ADSs) received 0.4 of a share of SEQUENOM common stock in exchange for each Gemini Genomics ADS. In aggregate, SEQUENOM issued approximately 12.9 million shares. SEQUENOM also assumed all outstanding options and warrants of Gemini Genomics, which as a result have become options and warrants to purchase an aggregate of 1.5 million shares of SEQUENOM common stock. The transaction has been accounted for using the purchase method of accounting.

"With the successful completion of the merger, SEQUENOM looks forward to focusing its efforts on offering an enhanced suite of products and resources," said Toni Schuh, SEQUENOM's President and Chief Executive Officer. "We believe the combined expertise in genotyping analysis and clinical genomics will allow SEQUENOM to lead the race to find the genes associated with human health and disease."

Dr. Schuh continued, "SEQUENOM now possesses the MassARRAY(TM) technology for large-scale genetic analysis, a portfolio of more than 100 candidate disease genes, 20 million clinical data points in twin, family patient and isolated (founder) populations, a program to confirm 400,000 SNP assays by year end and a healthy cash position expected to support the Company's programs for approximately the next three years."

About SEQUENOM

SEQUENOM is a genomics company with the tools, information and strategies for determining the medical impact of genes and genetic variations. Utilizing a novel population genetics approach, SEQUENOM is systematically identifying potential disease-related genes that affect the most significant

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portions of the overall population. This approach is possible due to the pinpoint accuracy and unique specificity of the Company's MassARRAY system. By focusing on disease genes with a broad population impact, SEQUENOM expects to play a critical role in bringing new therapeutic products to the market while maximizing the return on drug development.

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Except for the historical information contained herein, the matters set forth in this press release, including the benefits that will result from the merger of Gemini Genomics and SEQUENOM, the focus of the combined company on offering an enhanced suite of products and resources, the combined expertise in genotyping analysis and clinical genomics, SEQUENOM's possessions, a healthy cash position expected to support SEQUENOM's programs for approximately the next three years, the determination of the medical impact of genes and genetic variations, the systematic identification of disease-related genes and SEQUENOM's role in the development of new therapeutic products and maximization of drug development returns are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties inherent in making financial and other projections, successfully integrating companies in a business combination, the risks and uncertainties inherent in drug discovery, development and commercialization efforts, the risks and uncertainties associated with Gemini Genomics and SEQUENOM's technologies and approaches to drug discovery, development and commercialization and those of their collaborative partners and competitors, and other risks detailed from time to time in SEQUENOM's SEC reports, including SEQUENOM's Annual Report on Form 10-K for the year ended December 31, 2000 and most recent Quarterly Report on Form 10-Q and Gemini Genomics' Annual Report on Form 20-F for the year ended March 31, 2001 and most recent quarterly report on Form 6-K. These forward-looking statements speak only as of the date hereof. SEQUENOM disclaims any intent or obligation to update these forward-looking statements.